Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Vice President		Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-4561

For Immediate Release

DAVID W. DORMAN NAMED TO CVS CORPORATION BOARD OF DIRECTORS

WOONSOCKET, RHODE ISLAND, March 21, 2006 – CVS Corporation (NYSE: CVS) announced today that it has named David W. Dorman, the former Chairman of the Board and Chief Executive Officer of AT&T Corporation (“AT&T Corp.”), to its Board of Directors.

“We are very pleased that David has joined the CVS Board. David led AT&T during a dynamic time in that company’s history, and his knowledge and experience will serve us well as CVS continues to grow and solidify its position as America’s #1 pharmacy,” said Tom Ryan, Chairman, President and CEO of CVS Corporation. “David’s extensive background in executive management at several different companies will be an asset to the CVS Board. We look forward to working with him.”

Mr. Dorman serves on the board of directors of Yum! Brands, Inc., and served as a director of Scientific Atlanta, Inc. until its acquisition by Cisco Systems, Inc. was completed in February 2006.

CVS is America’s largest retail pharmacy, operating over 5,400 retail and specialty pharmacy stores in 37 states and the District of Columbia. With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS has created innovative approaches to serve the healthcare needs of all customers through its CVS/pharmacy® stores; its online pharmacy, CVS.com®; and its pharmacy benefit management, mail order and specialty pharmacy subsidiary, PharmaCare®. General information about CVS is available through the Investor Relations portion of the Company’s website, at http://investor.CVS.com, as well as through the press room portion of the Company’s website, at www.cvs.com/pressroom.

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